Exhibit 99.1

PRESS RELEASE

Contact Information

TigerLogic Corporation

25A Technology Drive, Suite 100
Irvine, CA 92618
Thomas Lim, Chief Financial Officer
Phone: (949) 442-4400
Fax:     (949) 250-8187
thomas.lim@tigerlogic.com

TigerLogic Completes Divestiture of MDMS Assets to Rocket Software

November 18, 2013 - Irvine, Calif.

TigerLogic Corporation, (Nasdaq: TIGR), today announced the successful completion of the transaction to divest its Multidimensional Database Management Systems (“MDMS”) business to Rocket Software, Inc.

“The closing of this transaction is a very important step towards our transformation to take advantage of what we believe to be great opportunities for our social and mobile products,” said Richard Koe, President and CEO of TigerLogic. “We can now better focus our resources, and have the capital, to accelerate the development, marketing and sales of our Postano, Storycode and Omnis platforms.”

“Approximately three and a half years ago, we implemented initiatives to dramatically update and produce a number of major releases for the MDMS business,” continued Koe. “We believed this effort would enable the database business to weather a fragile global economy and continue to flourish, and I believe our team did a remarkable job. Rocket Software’s purchase of our MDMS business demonstrates their commitment to the multi-value database space and our employees, all which is an imperative for our long standing partners and customers. I wish to convey to the entire MDMS team my utmost regards for their many years of service and their long standing commitment to multi-value database community and its customers,” said Koe.

About TigerLogic:

TigerLogic Corporation (Nasdaq: TIGR) is a global provider of application development solutions for enterprises that need to launch easy and cost-effective e-business initiatives. TigerLogic’s offerings include cross-platform and mobile solutions for rapid application development, social media content aggregation, as well as search enhancement. More information about TigerLogic and its products can be found at http://www.tigerlogic.com.

This release contains forward-looking statements, including statements about the closing of the sale of the MDMS business, the anticipated use of proceeds therefrom and TigerLogic’s strategic focus. Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to: TigerLogic’s ability to deploy the proceeds from the transaction towards support and growth of its Omnis and Postano platforms; the success of its research and development efforts; its ability to penetrate new markets and compete successfully in a highly competitive and rapidly changing marketplace; technical risks related to such products; the availability of adequate liquidity; and other risks and uncertainties. Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to the most recent reports on Form 10-K and Form 10-Q, for factors potentially affecting TigerLogic’s future financial results. All forward-looking statements are made as of the date hereof, and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release.